Exhibit 5.1

Tarter Krinsky & Drogin LLP 1350 Broadway New York, New York 10018 P: 212-216-8000 F: 212-216-8001 www.tarterkrinsky.com	Direct Dial: 212-216-8000

Exhibit 5.1

June 2, 2026

Milestone Scientific Inc.

425 Eagle Rock Avenue, Suite 403

Roseland, New Jersey 07068

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Milestone Scientific Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale by certain selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”(the “Selling Stockholders”) up to 15,925,926 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), which includes

(a) 7,962,963 outstanding shares (the “Private Placement Shares”) of the Company’s Common Stock that are issued and outstanding; and

(b) 7,962,963 shares of Common Stock issuable upon the exercise of issued and outstanding warrants (the “Warrants”) held by the Selling Stockholders (collectively, the “Warrant Shares”, and together with the Private Placement Shares, the “Shares”).

The Private Placement Shares and the Warrants were sold pursuant to a securities purchase agreement (including the Omnibus Signature Page related thereto, the “Purchase Agreement”) dated as of April 20, 2026, between the Company and the purchasers named therein (the “Purchasers”), which provided for the private placement (the “PIPE Transaction”) of units consisting of (1) one share of Common Stock, and (2) one warrant to purchase one share of Common Stock (each, a “Common Warrant”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering this opinion, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Purchase Agreement; (iv) the Warrants; (v) the Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended to date; (vi) the Amended and Restated By-laws of the Company, as amended to date; and (vii) the resolutions adopted by the Board of Directors of the Company and the Pricing Committee and Independent Committee of the Board of Directors of the Company relating to the sale of the Private Placement Shares and the Warrants (the “Authorizing Resolutions”) approving the Registration Statement, Prospectus and the issuance of the Shares, and Warrants pursuant to the Purchase Agreement and Warrant Shares pursuant to the Warrants, and such other records of meetings, documents, instruments and certificates (including but not limited to certificates of public officials and directors and officers of the Company) as we have considered necessary for purposes of this opinion. In rendering our opinion, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions. We have also made such other investigation as we have deemed appropriate.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy, pdf or other electronic copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party and that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. We have not attempted to verify independently such facts. We have made no investigation or review of any of the matters relating to the persons to whom the Shares or Warrant Shares may be issued from time to time by the Company (other than the aforesaid representations and warranties made by the Purchasers and the Company in the Purchase Agreement). We also have assumed that (i) the Company will have sufficient authorized and unissued shares of its Common Stock then available for issuance under the Company’s certificate of incorporation as in effect at such time upon any issuance of the Warrant Shares upon the exercise of any Common Warrants, (ii) there will not be any facts or circumstances arising subsequent to the date hereof and prior to the exercise of the Warrants that could affect any of the opinions expressed herein, and (iii) the issuance of the Warrant Shares will be noted in the Company’s stock ledger. We have not verified any of those assumptions. We have not made any independent investigation in rendering this opinion letter other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

We have also assumed, without independent verification, that (i) the PIPE Transaction was consummated in accordance with the terms of the Purchase Agreement and the Private Placement Memorandum related thereto; (ii) the consideration for the Private Placement Shares and Warrants has been fully paid to the Company; (iii) the Warrants will be exercised in accordance with their terms, including payment of the applicable exercise price; (iv) at issuance, the Shares and Warrant Shares will not exceed the number of shares of common stock authorized under the Company’s Restated Certificate of Incorporation; and (v) with regard to the Warrant Shares, we have assumed (A) the exercise of the Warrants on the initial exercise date thereof, (B) the issuance of the Warrant Shares upon exercise of the Warrants without regard to any offers or sales of other securities occurring prior to or subsequent to the date hereof, and (C) there not being any facts or circumstances arising subsequent to the date hereof and prior to the exercise of the Warrants that could affect any of the opinions expressed herein.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based upon and subject to the foregoing, it is our opinion that:

1. The Private Placement Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2. The issuance of the Warrant Shares has been duly authorized and, when issued and delivered by the Company upon exercise of the Warrants in accordance with their terms and against payment therefor, the Warrant Shares will be validly issued, fully paid, and non-assessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ TARTER KRINSKY & DROGIN LLP